Exhibit 99.1
Report of Independent Public Accountants

Board of Directors
Chattem, Inc.

We have audited the accompanying consolidated balance sheet of Chattem, Inc. (a Tennessee corporation) and subsidiaries as of November 30, 2001 and the related consolidated statements of income, shareholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chattem, Inc. and subsidiaries as of November 30, 2001 and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

/S/    ERNST & YOUNG LLP

Chattanooga, Tennessee
June 7, 2002

CONSOLIDATED BALANCE SHEET
November 30, 2001
(In thousands)

ASSETS

CURRENT ASSETS:	$35,445
Accounts receivable, less allowance for doubtful accounts of $500 at November 30, 2001	20,860
Refundable and deferred income taxes	4,646
Inventories	14,260
Prepaid expenses and other current assets	2,667

Total current assets	77,878

PROPERTY, PLANT AND EQUIPMENT, NET	26,275

OTHER NONCURRENT ASSETS:
Patents, trademarks and other purchased product rights, net	185,373
Debt issuance costs, net	7,665
Other	2,482

Total other noncurrent assets	195,520

TOTAL ASSETS	$299,673

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
November 30, 2001
(In thousands)

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$9,010
Payable to bank	151
Accrued liabilities	15,138

Total current liabilities	24,299

LONG-TERM DEBT	204,740

DEFERRED INCOME TAXES	16,251

OTHER NONCURRENT LIABILITIES	1,765

COMMITMENTS AND CONTINGENCIES (Notes 4 and 8)
SHAREHOLDERS’ EQUITY:
Preferred shares, without par value, authorized 1,000, none issued	––
Common shares, without par value, authorized 50,000, issued 8,973 at November 30, 2001	1,868
Paid-in surplus	65,960
Accumulated deficit	(11,120)

56,708
Unamortized value of restricted common shares issued	(859)
Cumulative other comprehensive income:
Foreign currency translation adjustment	(2,231)
Minimum pension liability adjustment, net of income taxes	(1,000)

Total shareholders’ equity	52,618

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$299,673

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF INCOME
Year ended November 30, 2001
(In thousands, except per share amounts)

Net Sales	$198,300

Costs and Expenses:
Cost of sales	52,512
Advertising and promotion	77,964
Selling, general and administrative	34,646

Total costs and expenses	165,122

Income from Operations	33,178

Other Income (Expense):
Interest expense	(21,856)
Investment and other income, net	2,218

Total other expense	(19,638)

Income Before Income Taxes, Extraordinary Gain and Change in Accounting Principle	13,540
Provision For Income Taxes	5,145

Income Before Extraordinary Gain and Change in Accounting Principle	8,395
Extraordinary Gain on Early Extinguishment of Debt, Net of Income Taxes	6,948

Cumulative Effect of Change in Accounting Principle, Net of Income Taxes	—

Net Income	$15,343

Number of Common Shares:
Weighted average outstanding—basic	8,927

Weighted average and potential dilutive outstanding	9,038

Net Income Per Common Share:
Basic:
Income before extraordinary gain	$.94
Extraordinary gain	.78
Change in accounting principle	—

Total basic	$1.72

Diluted:
Income before extraordinary gain	$.93
Extraordinary gain	.77
Change in accounting principle	—

Total diluted	$1.70

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
For the Year Ended November 30, 2001
(In thousands, except share and per share amounts)

	Common Shares	Paid-in Surplus	Accumulated Deficit	Unamortized Value of Restricted Common Shares Issued	Foreign Currency Translation Adjustment	Minimum Pension Liability Adjustment, Net	Total
Balance, December 1, 2000	1,845	$64,443	$(26,463)	$—	$(2,172)	$—	$37,653
Net income	—	—	15,343	—	—	—	15,343
Comprehensive income (loss):
Foreign currency translation adjustment	—	—	—	—	(59)	—	(59)
Minimum pension liability adjustment, net	—	—	—	—	—	(1,000)	(1,000)

Comprehensive income (loss)							14,284
Stock options exercised	4	678	—	—	—	—	682
Stock repurchases	(3)	(171)	—	—	—	—	(174)
Issuance of 6,600 common shares for non-employee directors’ compensation	1	38	—	—	—	—	39
Issuance of 100,000 shares of restricted common stock at a weighted-average value of $9.93 per share	21	972	—	(993)	—	—	—
Amortization of value of restricted common shares issued	—	—	—	134	—	—	134

Balance, November 30, 2001	1,868	$65,960	$(11,120)	$(859)	$(2,231)	$(1,000)	$52,618

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
Year ended November 30, 2001
(In thousands, except share and per share amounts)

OPERATING ACTIVITIES:
Net income (loss)	$15,343
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,241
Deferred income tax provision	11,362
Extraordinary gain on early extinguishment of debt, net	(6,948)
Cumulative effect of change in accounting principle, net	—
Stock option charge	525
Other, net	(61)
Changes in operating assets and liabilities, net of acquisitions and divestitures:
Accounts receivable	19,831
Inventories	792
Refundable income taxes	—
Prepaid expenses and other current assets	(1,793)
Accounts payable and accrued liabilities	(25,562)

Net cash provided by operating activities	23,730

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,854)
Purchases of patents, trademarks and other product rights	(277)
Proceeds from product divestitures	1,179
Proceeds from sales of property, plant and equipment	95
(Increase) decrease in other assets	(727)

Net cash used in investing activities	(1,584)

FINANCING ACTIVITIES:
Repayment of long-term debt	(83,746)
Payment of consent fees and other costs related to repayment of long-term debt	(4,000)
Change in payable to bank	(1,378)
Repurchase of common shares	(174)
Proceeds from exercise of stock options and warrants	119

Net cash provided by (used in) financing activities	(89,179)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(56)

CASH AND CASH EQUIVALENTS:
Increase (decrease) for the period	(67,089)
At beginning of period	102,534

At end of period	$35,445

SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of 100,000 shares of restricted common stock at a weighted-average value of $9.93 per share	$993

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE: All monetary amounts are expressed in thousands of dollars unless contrarily evident.

(1)    Nature of Operations

Chattem, Inc. and its wholly-owned subsidiaries (the “Company”) market and manufacture branded over-the-counter (“OTC”) health care products. The products are sold primarily through mass merchandisers, independent and chain drug stores, drug wholesalers and food stores in the United States and in various markets in approximately 50 countries throughout the world.

(2)    Summary of Significant Accounting Policies

Basis of Consolidation

The accompanying consolidated financial statements include the accounts of Chattem, Inc. and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

Cash and Cash Equivalents

The Company considers all short-term deposits and investments with original maturities of three months or less to be cash equivalents.

Inventories

Inventory costs include materials, labor and factory overhead. Inventories in the United States are valued at the lower of last-in, first-out (“LIFO”) cost or market, while international inventories are valued at the lower of first-in, first-out (“FIFO”) cost or market.

At November 30, 2001 certain LIFO inventory quantities were lower than their respective prior year levels resulting in liquidations of inventory quantities carried at higher costs prevailing in prior years as compared to current year costs. The effect of this liquidation increased cost of sales by $86.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of 10 to 40 years for buildings and improvements and 3 to 12 years for machinery and equipment. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation expense for 2001 was $2,618.

Patents, Trademarks and Other Purchased Product Rights

The costs of acquired patents, trademarks and other purchased product rights are capitalized and amortized over periods ranging from 5 to 40 years. At November 30, 2001 the weighted average life of patents, trademarks and other purchased product rights was 32 years. Total accumulated amortization of these assets at November 30, 2001 was $28,090. Amortization expense for 2001 was $5,783. Royalty expense related to other purchased product rights for 2001 was $180. Amortization and royalty expense are included in advertising and promotion expense in the accompanying consolidated statements of income.

Effective December 1, 2001 the Company will discontinue amortizing the cost of its trademarks having an indefinite useful life in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) issued by the Financial Accounting Standards Board (“FASB”). See “Recent Accounting Pronouncements” of this footnote.

CHATTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company continually evaluates whether events and circumstances have occurred that indicate the remaining useful life of long-lived assets might warrant revision or that the remaining balance may not be recoverable. When factors indicate that long-lived assets should be evaluated for possible impairment, the Company uses an estimate of the future undiscounted net cash flows of the related assets over the remaining lives of the assets in measuring whether long-lived assets are recoverable

Debt Issuance Costs

The Company has incurred debt issuance costs in connection with its long-term debt. These costs are capitalized and amortized over the term of the related debt. Amortization expense related to debt issuance costs was $1,143 in 2001. Accumulated amortization of these costs was $3,104 at November 30, 2001.

Payable to Bank

Payable to bank includes checks outstanding in excess of certain cash balances.

Revenue Recognition

Revenue is recognized when the Company’s products are shipped to its customers.

It is the Company’s policy across all classes of customers that all sales are final. As is common in the consumer products industry, product is returned by the customer due to a number of reasons. Examples include product damaged in transit, discontinuance of a particular size or form of product, shipping error, etc. The Company maintains and evaluates an allowance for returns and will record a return upon receipt of the product or deduction by the customer.

Research and Development

Research and development costs relate primarily to the development of new products and are expensed as incurred. Such expenses were $1,664 in 2001.

Advertising Expenses

The cost of advertising is expensed in the fiscal year in which the related advertising takes place. Production and communication costs are expensed in the period in which the related advertising begins running. Advertising expense for 2001 was $40,516. At November 30, 2001, the Company reported $857 of advertising paid for in 2001 which will run or did run in the next fiscal year. These amounts are included in other noncurrent assets in the accompanying consolidated balance sheet.

Net Income Per Common Share

For the year ended November 30, 2001 the weighted average and potential dilutive number of common shares outstanding consisted of the following (in thousands):

Weighted average common shares outstanding	8,927
Potential dilutive shares from:
Stock options	95
Restricted common shares	16

Weighted average and potential dilutive common shares outstanding (1)	9,038

(1)	Because their effects are anti-dilutive, excludes 480 shares issuable under stock option plans whose grant price was greater than the average market price of common shares outstanding.

CHATTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Foreign Currency Translation

Assets and liabilities of the Company’s Canadian and United Kingdom subsidiaries are translated to United States dollars at year-end exchange rates. Income and expense items are translated at average rates of exchange prevailing during the year. Translation adjustments are accumulated as a separate component of shareholders’ equity. Gains and losses which result from foreign currency transactions are included in the accompanying consolidated statements of income.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Derivative Financial Instruments

The Company has entered into interest rate swap agreements from time to time as a means of managing its interest rate exposure and not for trading purposes. These agreements have the effect of converting a portion of the Company’s variable rate obligations to fixed rate obligations. Net amounts paid or received are reflected as adjustments to interest expense. The Company was not a party to any interest rate swap agreements at November 30, 2001. On December 1, 2001 the Company adopted the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Transactions”, which had no effect on the results of operations and financial position of the Company in fiscal 2001.

Concentrations of Credit Risk

Financial instruments which subject the Company to concentrations of credit risk consist primarily of accounts receivable and short–term cash investments. The Company’s exposure to credit risk associated with nonpayment of accounts receivable is affected by conditions or occurrences within the retail industry. As a result, the Company performs ongoing credit evaluations of its customers’ financial position but generally requires no collateral from its customers. The Company’s largest customer accounted for 27% of sales in 2001. No other customer exceeded 10% of the Company’s sales in 2001. Short-term cash investments are placed with high credit-quality financial institutions or in low risk, liquid instruments. No losses have been experienced on such investments. On January 22, 2002 Kmart Corporation, a customer of the Company representing approximately 5% of 2001 consolidated revenues, filed a petition under Chapter 11 of the United States Bankruptcy Code. This bankruptcy filing did not impact the Company’s results of operations and financial position for fiscal 2001.

Recent Accounting Pronouncements

In September 2000 the Emerging Issues Task Force (“EITF”) of the FASB reached a final consensus on EITF Issue No. 00-10, “Accounting for Shipping and Handling Fees and Costs” (“EITF 00-10”). EITF 00-10 is effective beginning in the fourth quarter of 2001 and addresses the income statement classification of amounts charged to customers for shipping and handling, as well as costs incurred related to shipping and handling. The EITF concluded that amounts billed to a customer in a sale transaction related to shipping and handling should be classified as revenue. The EITF also concluded that if costs incurred related to shipping and handling are significant and not included in cost of sales, an entity should disclose both the amount of such costs and the line item on the income statement that includes them. Costs incurred related to shipping and handling included in revenues were required to be reclassified to cost of sales. The Company currently classifies shipping and handling costs as a selling expense. The amount of shipping and handling costs included in selling expense for 2001 was $5,551. The adoption of this pronouncement in 2001 did not have an impact on the results of operations or the financial position of the Company.

CHATTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In November 2000 the EITF finalized EITF Issue No. 00-14, “Accounting for Certain Sales Incentives” (“EITF 00-14”). EITF 00-14 addresses the recognition, measurement and income statement classification for sales incentives offered to customers. Sales incentives include discounts, coupons, rebates, “buy one get one free” promotions and generally any other offers that entitle a customer to receive a reduction in the price of a product or service by submitting a claim for a refund or rebate. Under EITF 00-14, the reduction in or refund of the selling price of the product or service resulting from any cash sales incentives should be classified as a reduction of revenue. In fiscal 2001, the Company recognized all sales incentives as an advertising and promotion expense. Although this pronouncement will not have any impact on the operating income or financial position of the Company, the presentation prescribed will have an effect of reducing net sales and advertising and promotion expense in comparison to prior years. The Company adopted EITF 00-14 beginning in the first quarter of fiscal 2002. The impact of adopting would have decreased net sales and advertising and promotion expense in 2001 by $5,543.

In June 2001 the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The provisions of SFAS 142 permit the Company to discontinue the amortization of the cost of intangible assets with indefinite lives resulting from acquired brands for accounting purposes and require certain fair value based tests of the carrying value of indefinite lived intangible assets. Income before extraordinary gain and net income for 2001 adjusted to exclude amortization expense recognized in 2001 related to intangible assets that are no longer being amortized is as follows:

	Income Before Extraordinary Gains	Net Income
As reported	$8,395	$15,343
Amortization, net of tax	3,455	3,455

Adjusted	$11,850	$18,798

Per Common Share, as adjusted:
Basic	$1.33	$2.11

Diluted	$1.31	$2.08

The Company early adopted the provisions of SFAS 142 effective December 1, 2001 and recorded a cumulative effect of change in accounting principle of $8,877, net of tax, in the first quarter 2002 as a writedown of the intangible assets primarily related to the Company’s SUNSOURCE product line.

In July 2001 the EITF finalized EITF Issue No. 00-25, “Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products” (“EITF 00-25”). Under the provisions of EITF 00-25 the Company is required to reclassify certain marketing and selling expenses as reductions of net sales. The operating income and the financial position of the Company, therefore, will not be affected. The Company adopted EITF 00-25 beginning in the first quarter of fiscal 2002. The amount of these marketing and selling expenses was $11,591 in 2001.

Stock-based Compensation

The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”. Effective fiscal 1997, the Company adopted the disclosure option of SFAS No. 123, “Accounting for Stock-Based Compensation”.

CHATTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(3)    Pension Plans

The Company has a noncontributory defined benefit pension plan (“the Plan”) which covers substantially all employees. The Plan provides benefits based upon years of service and the employee’s compensation. The Company’s contributions are based on computations by independent actuaries. Plan assets at November 30, 2001 were invested primarily in United States government and agency securities and corporate debt and equity securities. In October 2000 the Company’s board of directors adopted an amendment to the Plan that freezes benefits of the Plan and prohibits new entrants to the Plan effective December 31, 2000. This action by the board of directors resulted in a curtailment loss of $179 in 2001.

Net periodic pension cost for the year ended November 30, 2001 included the following components:

Interest cost on projected benefit obligation	$549
Actual return on plan assets	(1,018)
Net amortization and deferral	425
Curtailment loss	179

Net pension cost	$135

The change in the projected benefit obligation resulted from the following components for the year ended November 30, 2001:

Projected benefit obligation, beginning of year	$6,446
Interest cost	549
Actuarial loss	1,987
Benefits paid	(1,040)
Settlements	253

Projected benefit obligation, end of year	$8,195

The change in plan assets resulted from the following components for the year ended November 30, 2001:

Fair value of plan assets, beginning of year	$6,957
Actual return on plan assets	1,018
Employer contribution	886
Benefits paid	(1,040)

Fair value of plan assets, end of year	$7,821

The following table sets forth the funded status of the Plan as of November 30, 2001:

Plan assets at fair market value	$7,821
Projected benefit obligation	(8,195)

Plan assets less than projected benefit obligation	(374)
Unrecognized net loss	1,636
Minimum pension liability adjustment	(1,636)

Pension liability recognized in balance sheets at end of year	$(374)

The discount rate used in determining the actuarial present value of the projected benefit obligation was 7%. The expected long-term rate of return on plan assets was 9%.

The Company has a defined contribution plan covering substantially all employees. Eligible participants can contribute up to 15% of their annual compensation and receive a 25% matching employer contribution up to 6% of their annual compensation. The defined contribution plan expense was $180 in 2001. In fiscal 2001 the Company enhanced its savings investment plan to include an additional 3% employer contribution made on behalf of eligible participants. This employer contribution expense was $492.

CHATTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(4)    Long-term Debt

Long-term debt at November 30, 2001 consisted of $204,740 of 8.875% Senior Subordinated Notes due 2008 including unamortized premium of $202.

On January 17, 2001 the Company completed a consent solicitation and tender offer pursuant to which it retired $70,462 principal amount of its 8.875% Senior Subordinated Notes due 2008 (the “8.875% Notes”) and $7,397 principal amount of its 12.75% Senior Subordinated Notes due 2004 (the “12.75% Notes”). Total consideration paid for the consent solicitation and tender offer was $64,937. On June 15, 2001 the Company retired all of the remaining outstanding principal balance of $21,748 of the 12.75% Notes.

In connection with the repayment of those borrowings, the Company incurred an extraordinary gain, net of income tax, in 2001 of $6,948 or $.77 per diluted share. The gain relates to the discounts taken on the retirement of the Notes partially offset by the write-off of debt issuance and other deferred financing costs.

The 8.875% Notes mature on April 1, 2008 and interest is payable semi-annually on April 1 and October 1 of each year. The 8.875% Notes are senior subordinated obligations of the Company and are subordinated in right of payment to all existing and future senior debt of the Company. The 8.875% Notes, which were registered under the Securities Act of 1933, are not callable until April 1, 2003, after which they may be redeemed at the option of the Company. Upon the occurrence of certain events constituting a change of control, the holders of the 8.875% Notes may require the Company to repurchase the 8.875% Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest. The 8.875% Notes are guaranteed by Signal Investment & Management Co., a wholly-owned subsidiary of the Company.

The 8.875% Notes are issued under an indenture with an indenture trustee, which restricts, among other things, the ability of the Company and its subsidiaries to (i) incur additional indebtedness, (ii) pay dividends, (iii) sell or issue capital stock of a subsidiary, (iv) create encumbrances on the ability of any subsidiary to pay dividends or make other restricted payments, (v) engage in certain transactions with affiliates, (vi) dispose of certain assets, (vii) merge or consolidate with or into, or sell or otherwise transfer all or substantially all their properties and assets as an entirety to another person, or (viii) create additional liens.

On June 21, 2001 the Company obtained a $10,000 unsecured revolving line of credit from a financial institution. As of November 30, 2001 no portion of this credit facility had been utilized by the Company.

Future maturities of long-term debt are as follows:

2002	$—
2003	—
2004	—
2005	—
2006	—
Thereafter	204,538

204,538
Unamortized premium	202

$204,740

Cash interest payments during 2001 were $23,408

(5)    Fair Value of Financial Instruments

Unless otherwise indicated elsewhere in the notes to the consolidated financial statements, the carrying value of the Company’s financial instruments approximates fair value.

At November 30, 2001 the carrying value of the 8.875% Notes exceeded their estimated fair value by approximately $10,429. The fair value was estimated based on quoted market prices for the same or similar issues.

CHATTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(6)    Income Taxes

The provision for (benefit from) income taxes from income before extraordinary gain includes the following components for the year ending November 30, 2001:

Current:
Federal	$(5,534)
State	(683)
Deferred	11,362

$5,145

Deferred income tax assets and liabilities reflect the impact of temporary differences between the amounts of assets and liabilities for financial reporting and income tax reporting purposes. Temporary differences and carryforwards which give rise to deferred tax assets and liabilities at November 30, 2001 are as follows:

Deferred tax assets:
Allowances and accruals	$235
Inventory reserve	365
Accrued promotional expenses	438
Allowance for product returns	765
Accrued postretirement health care benefits	612
Other	1,628

Gross deferred tax assets	4,043

Deferred tax liabilities:
Depreciation and amortization	16,474
Prepaid advertising	315
Inventory	195
Other	1,062

Gross deferred tax liabilities	18,046

Net deferred liability	$14,003

The difference between the provision for income taxes and the amount computed by multiplying income before income taxes and extraordinary gain by the United States statutory rate for the year ended November 30, 2001 is summarized as follows:

Expected tax benefit	$4,739
State income taxes, net of federal income tax benefit	696
Other, net	(290)

$5,145

Income taxes paid in 2001 were $1,261. The Company received an income tax refund of $4,747 during 2001.

(7)    Shareholders’ Equity

Stock Options

The Company’s 1993 Non-Statutory Stock Option Plan provides for issuance of up to 350,000 shares of common stock to key employees. In addition, the Company’s 1994 Non-Statutory Stock Option Plan and the 1994 Non-Statutory Stock Option Plan for Non-Employee Directors provide for the issuance of up to 350,000 and 80,000 shares, respectively, of common stock. The Company’s 1998 Non-Statutory Stock Option Plan provides for issuance of up to 700,000 shares of common stock to key employees, while the 1999 Non-Statutory Stock Option Plan for Non-Employee Directors allows issuance of up to 100,000 shares of common stock. The 2000 Non-Statutory Stock Option Plan provides for the issuance of up to 750,000 shares of common stock. Options vest ratably over four years and are exercisable for a period of up to ten years from the date of grant.

CHATTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For SFAS No. 123 purposes, the fair value of each option grant has been estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 2001: expected dividend yield of 0%, expected volatility of 65%, risk-free interest rates of 4.40% and expected lives of six years.

Had compensation expense for stock option grants been determined based on the fair value at the grant dates consistent with the method prescribed by SFAS No. 123, the Company’s net income and net income per share would have been adjusted to the pro forma amounts for the year ended November 30, 2001 as indicated below:

Net income :
As reported	$15,343
Pro forma	$13,573
Net income per share, basic:
As reported	$1.72
Pro forma	$1.52
Net income per share, diluted:
As reported	$1.70
Pro forma	$1.50

A summary of the activity of stock options during 2001 is presented below (shares in thousands):

	Shares Under Option	Weighted Average Exercise Price
Outstanding at beginning of year	768	$12.50
Granted	822	9.96
Exercised	(20)	6.01
Cancelled	(94)	17.33

Outstanding at end of year	1,476	$10.85

Options exercisable at year-end	508	$11.30

Weighted average fair value of options granted		7.74

Compensation expense for stock option grants with exercise prices below the market price at the date of grant is recognized ratably over the vesting period. In 1998 options were granted to purchase 175,000 shares, which were at market price on the date of approval by the board of directors but at prices below the market price on the date of shareholder approval. Compensation expense recorded for this grant was $525 in 2001.

A summary of the exercise prices for options outstanding under the Company’s stock-based compensation plans at November 30, 2001 is presented below (shares in thousands):

Exercise Price Range	Shares Under Option	Weighted Average Exercise Price	Weighted Average Remaining Life in Years	Shares Exercisable	Weighted Average Exercise Price of Shares Exercisable
$ 4.63-$ 7.95	103	$5.00	4.40	92	$4.91
$ 7.96-$11.93	893	9.68	8.71	102	8.40
$11.94-$15.92	463	13.76	6.48	308	13.72
$15.93-$19.90	6	18.81	8.02	—	—
$19.91-$27.86	1	26.00	6.35	1	26.00
$27.87-$39.81	10	36.25	7.38	5	36.25

Total	1,476	$10.85	7.69	508	$11.30

CHATTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Preferred Shares

The Company is authorized to issue up to 1,000,000 preferred shares in series and with rights established by the board of directors. At November 30, 2001 no shares of any series of preferred stock were issued and outstanding.

Employee Stock Ownership Plan

Effective June 1, 1989 the Company established an Employee Stock Ownership Plan providing for the issuance of up to 360,000 shares of the Company’s common stock. At November 30, 2001 no contributions had been made to the plan.

Stock Buyback

In 1999 the Company’s board of directors authorized repurchases of the Company’s common stock, not to exceed $10,000 in the aggregate. In April 2000 the Company’s board of directors authorized repurchases of up to an additional $10,000 of the Company’s common stock. Under these authorizations, 14,000 shares at a cost of $174 were reacquired in 2001. The repurchased shares were retired and returned to unissued. As of November 30, 2001 $6,425 was available for share repurchases under the board of directors current authorization; however, the Company is limited in its ability to repurchase shares by restrictions under the terms of the indenture, with respect to which its 8.875% Notes were issued, and the Senior Credit Facility (see Note 12).

Shareholder Rights Plan

On January 26, 2000 the Company’s board of directors adopted a Shareholder Rights Plan. Under the plan, rights were constructively distributed as a dividend at the rate of one right for each share of common stock, without par value, of the Company held by shareholders of record as of the close of business on February 11, 2000. Each right initially will entitle shareholders to buy one one-hundredth of a share of a new Series A Junior Participating Preferred Stock at an exercise price of $90.00 per right, subject to adjustment. The rights generally will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company’s common stock. The rights will expire on February 11, 2010. As of November 30, 2001, no rights had been exercised.

Restricted Stock Issuance

In 2001 the Company issued 100,000 restricted shares of its common stock to certain employees. The value of these shares at dates of issuance was an aggregate of $993, which is being amortized using the straight-line method over a four year period. The amount of amortization was $134 in 2001, with the unamortized value of $859 being shown as part of the shareholders’ equity section of the November 30, 2001 consolidated balance sheet. These shares reduced the number of shares available for issuance under the Company’s 1998 Non-Statutory Stock Option Plan.

(8)    Commitments and Contingencies

General Litigation

The Company has been named as a defendant in a lawsuit brought by the Center for Environment Health (“CEH”) contending that the Company violated the California Safe Drinking Water and Toxic Enforcement Act of 1998 (Proposition 65) by selling to California consumers without a warning topical skin care products containing zinc oxide which in turn contains lead. The lawsuit contends that the purported failure to comply with Proposition 65 requirements also constitutes a violation of the California Business & Professions Code Section 1700 et seq. Violations of either Proposition 65 or Business and Professions Code 1700 et seq. render a defendant liable for civil penalties of up to $2.5 per day per violation.

CHATTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company has also been named as a defendant in a lawsuit filed in San Francisco Superior Court on December 29, 1999, JOHNSON et al. v. BRISTOL-MYERS SQUIBB CO., et al., Case No. 308872. This is a putative class action brought by two named plaintiffs on behalf of the general public in California, against the same entities that are defendants in the CEH lawsuit. As with the CEH lawsuit, the Johnson lawsuit alleges that the Company violated Proposition 65 by selling to California consumers without a warning topical skin care products containing zinc oxide which in turn contains lead. The lawsuit does not assert claims directly under Proposition 65, but asserts that the alleged failure to comply with Proposition 65 gives rise to claims under California’s Business and Professions Code Section 17200 et seq., 17500 et seq., and the Civil Code Section 1750 et seq. The lawsuit seeks injunctive and equitable relief, restitution, the disgorgement of allegedly wrongfully obtained revenues and damages.

The plaintiffs in the two separate actions have filed a consolidated amended complaint that includes a claim based upon the allegation that zinc oxide allegedly also contains cadmium. As of June 10, 2002 a tentative settlement had previously been reached for these two cases, but the settlement has not been finalized.

The Company has been named as a defendant in approximately 150 lawsuits alleging that the plaintiffs were injured as a result of ingestion of products containing phenylpropanolamine (“PPA”), which was the active ingredient in most of the Company’s DEXATRIM products until November 2000. The Company anticipates that additional lawsuits will be filed in which similar or other allegations are made. Most of the lawsuits seek an unspecified amount of compensatory and exemplary damages. Approximately half of the existing suits represent cases involving alleged injuries by products manufactured and sold prior to the Company’s acquisition of Dexatrim in December 1998. The Company is being defended and indemnified from liability by The DELACO Company, Inc., successor to Thompson Medical Company, Inc. (“Thompson Medical”) from which the Company acquired DEXATRIM in December 1998. The Company understands that the DELACO Company, Inc. maintains product liability insurance coverage for products manufactured and sold prior to the sale of Dexatrim to the Company, but otherwise has only nominal assets. Accordingly, it is unlikely that the DELACO Company, Inc will be able to indemnify the Company in excess of their insurance coverage. The Company maintains $102 million of product liability insurance coverage for injuries related to Dexatrim with PPA occurring after the Company’s acquisition of DEXATRIM in December 1998 and prior to May 31, 2001, if the claims are made before May 31, 2004. There can be no assurance that the insurance maintained by The DELACO Company will be sufficient to cover claims related to products manufactured or sold prior to the Company’s acquisition of Dexatrim or that ultimately the Company will not be held liable for these claims.

The Company intends to vigorously defend these claims. At this stage of the proceedings, it is not possible to determine the outcome of these matters or the effect of their resolution on the Company’s financial position or operating results. Management believes that the Company’s defenses will have merit; however, there can be no assurance that the Company will be successful in its defense or that these lawsuits will not have a material adverse effect on the Company’s results of operations for some period or on the Company’s financial position.

Other claims, suits and complaints arise in the ordinary course of the Company’s business involving such matters as patents and trademarks, product liability, environmental matters and other alleged injuries or damage. The outcome of such litigation cannot be predicted, but, in the opinion of management, based in part upon the opinion of counsel, all such pending matters are without merit or are of such kind or involve such amounts as would not have a material adverse effect on the consolidated operating results or financial position of the Company if disposed of unfavorably.

Regulatory

In 1994 the Nonprescription Drug Manufacturers Association (now the Consumer Healthcare Products Association) (“CHPA”) initiated a large-scale study in conjunction with the Yale University School of Medicine to investigate a possible association, if any, of stroke in women aged 18 to 49 using PPA which, until November

CHATTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2000, was the active ingredient in certain of the DEXATRIM products (the “Yale Study”). PPA is also used in other over-the-counter medications which were also part of the Yale Study. In May 2000, the results of the Yale Study were filed with the Food and Drug Administration (“FDA”). The investigators concluded that the results of the Yale Study suggest that PPA increases the risks of hemorrhagic stroke. The FDA indicated at that time that no immediate action was required and scheduled an FDA advisory panel to meet in October 2000 to discuss the results of the study. The CHPA has questioned the execution of the Yale Study and disagreed with its conclusions.

On October 19, 2000 a Nonprescription Drugs Advisory Committee (“NDAC”), commissioned by the FDA to review the safety of PPA, determined that there is an association between PPA and hemorrhagic stroke and recommended that PPA not be considered generally recognized as safe for OTC use as a nasal decongestant or for weight control. In response to a request from the FDA to voluntarily cease marketing DEXATRIM with PPA, the Company announced on November 7, 2000 its decision to immediately cease shipping DEXATRIM with PPA and to accept product returns from any retailers who decide to discontinue marketing DEXATRIM with PPA.

Certain countries, states and localities have enacted, or are considering enacting, restrictions on the sale of products that contain synthetic ephedrine or naturally-occurring sources of ephedrine. These restrictions include the prohibition of OTC sales, required warnings or labeling statements, record keeping and reporting requirements, the prohibition of sales to minors, per transaction limits on the quantity of product that may be purchased and limitations on advertising and promotion. In such countries, states or localities these restrictions could adversely affect the sale of DEXATRIM Natural, which contains naturally occurring sources of ephedrine. Failure to comply with these restrictions could also lead to regulatory enforcement action, including the seizure of violative products, product recalls, civil or criminal fines or other penalties. The enactment of these restrictions, the perceived safety concerns to ephedrine and the possibility of further regulatory action increases the likelihood that claims relating to the existence of naturally-occurring sources of ephedrine in DEXATRIM Natural will be filed against the Company. In late 2000 the FDA requested the National Institutes of Health to commission a review of the safety and efficacy of ephedrine in herbal products used to control weight. This review is assumed to be retrospective in nature and will be based on all adverse events, records and scientific data available to the reviewers. It is expected that the report will be issued in early Fall of 2002. On September 5, 2001 The Public Citizen Health Research Group petitioned the FDA to ban the production and sale of dietary supplements containing ephedrine alkaloids. To date, the FDA had taken no action with regard to this petition. If the FDA concludes that ephedrine should not be used in dietary supplements, the Company will be required to reformulate the product.

The Company was notified in October 2000 that the FDA denied a citizen petition submitted by Thompson Medical, the previous owner of SPORTSCREME and ASPERCREME, seeking a determination that 10% trolamine salicylate was clinically proven to be an effective active ingredient in external analgesic OTC drug products, and thus should be included in the FDA’s yet-to-be finalized monograph for external analgesics. The Company has met with the FDA and submitted a proposed protocol study to evaluate the efficacy of 10% trolamine salicylate as an active ingredient in OTC external analgesic drug products. Based on comments received from the FDA at the meeting, the Company may revise and resubmit the protocol. After final comments from the FDA, the Company expects that it will take one or two years to produce the clinical data for FDA review. The FDA could finalize the OTC external analgesic monograph before the protocol and clinical data results are finalized, which would place 10% trolamine salicylate in non-monograph status, thus requiring the submission of a new drug application to market and sell OTC products with 10% trolamine salicylate. This submission would likely require the Company to provide clinical data, which would be expensive. The Company is working to develop alternate formulations for SPORTSCREME and ASPERCREME in the event that the FDA

CHATTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

does not consider the available clinical data to conclusively demonstrate the efficacy of trolamine salicylate when the OTC external analgesic monograph is finalized. The Company is also reviewing the option of marketing SPORTSCREME and ASPERCREME as homeopathic products. If 10% trolamine salicylate is not included in the final monograph, we would likely be required to discontinue these products and remove them from the market after expiration of an anticipated grace period.

Leases

The minimum rental commitments under all noncancelable operating leases, primarily real estate, in effect at November 30, 2001 are as follows:

2002	$298
2003	296
2004	197
2005	187
2006	187
Thereafter	1,451

$2,616

Rental expense was $1,442 for 2001.

(9)    Supplemental Financial Information

Inventories consisted of the following at November 30, 2001:

Raw materials and work in process	$8,108
Finished goods	8,191
Excess of current cost over LIFO value	(2,039)

Total inventories	$14,260

International inventories included above, valued on a lower of FIFO cost or market at November 30, 2001 were $2,279.

Property, plant and equipment consisted of the following at November 30, 2001:

Land	$879
Buildings and improvements	5,707
Machinery and equipment	44,043
Construction in progress	286
Less–accumulated depreciation	(24,640)

Property, plant and equipment, net	$26,275

CHATTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accrued liabilities consisted of the following at November 30, 2001:

Interest	$3,070
Salaries, wages and commissions	3,462
Product advertising and promotion	3,654
Product acquisitions and divestitures	2,205
Allowances for product returns	255
Taxes	290
Pension	374
Legal fees	281
Insurance	842
Other	705

Total accrued liabilities	$15,138

(10)    Accrued Postretirement Health Care Benefits

The Company maintains certain postretirement health care benefits for eligible employees. Employees become eligible for these benefits if they meet certain age and service requirements. The Company pays a portion of the cost of medical benefits for certain retired employees over the age of 65. Effective January 1, 1993, the Company’s contribution is a service-based percentage of the full premium. The Company pays these benefits as claims are incurred.

Net periodic postretirement health care benefits cost for the year ended November 30, 2001 included the following components:

Service cost	$40
Interest cost on accumulated postretirement benefit obligation	75
Amortization of prior service cost	15
Amortization of net gain	(44)

Net periodic postretirement benefits cost	$86

The change in the accumulated benefit obligation resulted from the following components for the year ended November 30, 2001:

Accumulated benefit obligation, beginning of year	$1,051
Service cost	40
Interest cost	75
Actuarial gain	(52)
Benefits paid	(39)

Accumulated benefit obligation, end of year	$1,075

CHATTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table sets forth the funded status of the plan at November 30, 2001:

Accumulated benefit obligation	$1,075
Fair value of plan assets	—

Funded status	(1,075)
Unrecognized prior service cost	129
Unrecognized actuarial gain	(630)

Accrued postretirement benefits cost	$(1,576)

For measurement purposes, a 6% annual rate of increase in the per capita cost of covered health care benefits was assumed. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7%. Due to premium caps in place which limit the Company’s expense, a 1% increase in the assumed health care cost trend rate would not affect the accumulated postretirement benefit obligation as of November 30, 2001, or the aggregate of the service and interest cost components of the net annual postretirement benefit cost for the year ended November 30, 2001.

(11)    Product and Geographical Segment Information

In 2000 and 1999 the Company operated in two primary segments – (1) OTC health care and (2) toiletries and skin care. Upon the sale of Ban in September 2000, the Company currently operates in only one primary segment – OTC health care. This segment includes medicated skin care products, topical analgesics, internal analgesics, lip care, appetite suppressant, dietary supplement products and other skin care products.

Geographical segment information is as follows for the year ended November 30, 2001:

Net Sales:
Domestic	$181,823
International (1)	16,477

Total	$198,300

Long-Lived Assets (2)
Domestic	$211,252
International	396

Total	$211,648

(1)	International sales include export sales from United States operations.
(2)	Consists of book value of property, plant, equipment, trademarks and other product rights.

(12)    Subsequent Events

On January 22, 2002 Kmart Corporation, a customer of the Company representing approximately 5% of consolidated revenues for the year ended November 30, 2001, filed a petition under Chapter 11 of the United States Bankruptcy Code. At the time of the filing Kmart Corporation owed the Company approximately $1,200. This bankruptcy filing did not impact the Company’s results of operations and financial position for fiscal 2001. In the first quarter of 2002, the Company established a reserve of $1,000 to cover its estimated bad debt related to Kmart. In the second quarter of 2002, the Company sold its receivable from Kmart to a financial institution for $367.

CHATTEM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In February 2002 the Company repurchased, and returned to unissued, 44,000 shares of its common stock, without par value, for $630 in accordance with the Company’s previously announced stock buyback program.

On March 28, 2002 the Company completed the acquisition of SELSUN BLUE, a leading medicated dandruff shampoo, from Abbott Laboratories (“Abbott”) for $75,000, plus inventories of $1,380 and assumed liabilities of $1,047. This acquisition includes worldwide rights (except India) to manufacture, sell and market SELSUN BLUE plus related intellectual property and certain manufacturing equipment. The purchase price of $77,427 was allocated $1,518 to inventory, $1,000 to property, plant and equipment, $73,659 to the trademark, which was assigned an indefinite life, and $1,250 to other purchased product rights, which were assigned useful lives of 5 years. This is a preliminary allocation which will be revised upon completion of appraisals of the assets. Abbott will continue to manufacture the product for the Company for a period of up to fifteen months domestically and twenty four months internationally. The Company will pay Abbott a fee of ten percent over standard manufacturing costs for this service. The Company will receive royalties from Abbott related to international sales of Selsun Blue until license transfers are finalized.

Also on March 28, 2002 the Company obtained a $60,000 senior secured credit facility from a syndicate of commercial banks led by Bank of America, N.A., as agent (the “Senior Credit Facility”). The Senior Credit Facility includes a $15,000 revolving credit line and a $45,000 term loan. The Senior Credit Facility together with the Company’s available cash was used to finance the acquisition of SELSUN BLUE and will be used to provide working capital and for general corporate purposes. The $45,000 term loan and any outstanding loans under the revolving credit line mature on March 28, 2007. The Senior Credit Facility is secured by the stock of the Company’s domestic subsidiaries and all present and future assets of the Company, excluding real property. The Senior Credit Facility contains covenants, representations, warranties and other agreements by the Company that are customary in credit agreements and security instruments relating to financings of this type.

(13)    Consolidating Financial Statements

The condensed consolidating financial statements, for the dates or periods indicated, of Chattem, Inc. (“Chattem”), Signal Investment & Management Co. (“Signal”), the guarantor of the long-term debt of Chattem, and the non-guarantor wholly-owned subsidiary companies of Chattem are presented below. Signal is a wholly-owned subsidiary of Chattem; the guarantee of Signal is full and unconditional and joint and several.

Note 13
CHATTEM, INC. AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEETS

NOVEMBER 30, 2001
(Unaudited and in thousands)

	Chattem	Signal	Non-guarantor Subsidiary Companies	Eliminations Dr. (Cr.)	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20,648	$10,003	$4,794	$—	$35,445
Accounts receivable, less allowance for doubtful accounts of $500	17,690	—	3,170	—	20,860
Refundable and deferred income taxes	4,545	—	101	—	4,646
Inventories	12,409	—	1,851	—	14,260
Prepaid expenses and other current assets	2,517	—	150	—	2,667

Total current assets	57,809	10,003	10,066	—	77,878

PROPERTY, PLANT AND EQUIPMENT, NET	25,879	—	396	—	26,275

OTHER NONCURRENT ASSETS:
Patents, trademarks and other purchased product rights, net	3,987	181,386	—	—	185,373
Debt issuance costs, net	7,665	—	—	—	7,665
Investment in subsidiaries	8,280	—	—	(8,280)	—
Other	2,436	—	46	—	2,482

Total other noncurrent assets	22,368	181,386	46	(8,280)	195,520

TOTAL ASSETS	$106,056	$191,389	$10,508	$(8,280)	$299,673

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$8,523	—	$487	$—	$9,010
Payable to bank	151	—	—	—	151
Accrued liabilities	13,851	—	1,287	—	15,138

Total current liabilities	22,525	—	1,774	—	24,299

LONG-TERM DEBT	204,740	—	—	—	204,740

DEFERRED INCOME TAXES	1,401	14,850	—	—	16,251

OTHER NONCURRENT LIABILITIES	1,765	—	—	—	1,765

INTERCOMPANY ACCOUNTS	(178,860)	179,833	(973)	—	—

SHAREHOLDERS’ EQUITY:
Preferred shares, without par value, authorized 1,000, none issued	—	—	—	—	—
Common shares, without par value, authorized 50,000, issued 8,973	1,868	2	8,278	8,280	1,868
Paid-in surplus	65,960	—	—	—	65,960
Accumulated deficit	(10,994)	(3,296)	3,170	—	(11,120)

Total	56,834	(3,294)	11,448	8,280	56,708
Unamortized value of restricted common shares issued	(859)	—	—	—	(859)
Cumulative other comprehensive income:
Foreign currency translation adjustment	(490)	—	(1,741)	—	(2,231)
Minimum pension liability adjustment, net	(1,000)	—	—	—	(1,000)

Total shareholders’ equity	54,485	(3,294)	9,707	8,280	52,618

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$106,056	$191,389	$10,508	$8,280	$299,673

Note 13
CHATTEM, INC. AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF INCOME

FOR THE YEAR ENDED NOVEMBER 30, 2001
(Unaudited and in thousands)

	Chattem	Signal	Non-guarantor Subsidiary Companies	Eliminations Dr. (Cr.)	Consolidated
NET SALES	$183,423	$—	$14,877	$—	$198,300

COSTS AND EXPENSES:
Cost of sales	47,596	—	4,916	—	52,512
Advertising and promotion	67,231	5,572	5,161	—	77,964
Selling, general and administrative	31,891	25	2,730	—	34,646

Total costs and expenses	146,718	5,597	12,807	—	165,122

INCOME (LOSS) FROM OPERATIONS	36,705	(5,597)	2,070	—	33,178

OTHER INCOME (EXPENSE):
Interest expense	(21,856)	—	—	—	(21,856)
Investment and other income, net	556	1,606	56	—	2,218
Royalties	(8,900)	9,167	(267)	—	—
Premium revenue	(79)	—	79	—	—
Corporate allocations	23	—	(23)	—	—

Total other income (expense)	(30,256)	10,773	(155)	—	(19,638)

INCOME BEFORE INCOME TAXES AND EXTRAORDINARY GAIN	6,449	5,176	1,915	—	13,540
PROVISION FOR INCOME TAXES	2,698	1,760	687	—	5,145

INCOME BEFORE EXTRAORDINARY GAIN	3,751	3,416	1,228	—	8,395
EXTRAORDINARY GAIN ON EARLY EXTINGUISHMENT OF DEBT, NET OF INCOME TAXES	6,948	—	—	—	6,948

NET INCOME	$10,699	$3,416	$1,228	$—	$15,343

Note 13
CHATTEM, INC. AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED NOVEMBER 30, 2001
(Unaudited and in thousands)

	Chattem	Signal	Non-guarantor Subsidiary Companies	Eliminations Dr. (Cr.)	Consolidated
OPERATING ACTIVITIES:
Net income	$10,699	$3,416	$1,228	$—	$15,343
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,523	5,572	146	—	10,241
Deferred income tax provision	4,827	6,489	46	—	11,362
Extraordinary gain on early extinguishment of debt, net	(6,948)	—	—	—	(6,948)
Stock option charge	525	—	—	—	525
Other, net	18	(79)	—	—	(61)
Changes in operating assets and liabilities:
Accounts receivable	18,115	1,154	562	—	19,831
Inventories	210	—	582	—	792
Prepaid expenses and other current assets	(1,767)	—	(26)	—	(1,793)
Accounts payable and accrued liabilities	(25,656)	—	94	—	(25,562)

Net cash provided by operating activities	4,546	16,552	2,632	—	23,730

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,615)	—	(239)	—	(1,854)
Additions to trademarks and other product rights	—	(277)	—	—	(277)
Proceeds from product divestiture	1,179	—	—	—	1,179
Proceeds from sales of property, plant and equipment	95	—	—	—	95
Increase in other assets, net	(727)	—	—	—	(727)

Net cash used in investing activities	(1,068)	(277)	(239)	—	(1,584)

FINANCING ACTIVITIES:
Repayment of long-term debt	(83,746)	—	—	—	(83,746)
Payment of consent fees and other costs related to repayment of long-term debt	(4,000)	—	—	—	(4,000)
Change in payable to bank	(1,378)	—	—	—	(1,378)
Repurchase of common shares	(174)	—	—	—	(174)
Proceeds from exercise of stock options	119	—	—	—	119
Changes in intercompany accounts	96,871	(98,019)	1,148	—	—
Dividends paid	4,000	(4,000)	—	—	—

Net cash provided by (used in) financing activities	11,692	(102,019)	1,148	—	(89,179)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(37)	—	(19)	—	(56)

CASH AND CASH EQUIVALENTS:
Increase (decrease) for the year	15,133	(85,744)	3,522	—	(67,089)
At beginning of year	5,515	95,747	1,272	—	102,534

At end of year	$20,648	$10,003	$4,794	$—	$35,445